Exhibit 5.1

[O’Melveny & Myers LLP Letterhead]

August 19, 2009

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-161442) of Cell Therapeutics, Inc., a Washington corporation (the “Company”), the related base prospectus (the “Base Prospectus”), which forms a part of and is included in the Registration Statement, and the related prospectus supplement (together with the Base Prospectus, the “Prospectus”) in the form filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of the offer and sale of (i) 30,000 shares of the Company’s Series 2 Preferred Stock, no par value per share (such shares, the “Preferred Shares”), initially convertible into 18,853,103 shares of its common stock, no par value per share (the “Common Stock”), to the purchaser under the Purchase Agreement (as defined below), (ii) warrants to purchase up to 4,713,276 shares of Common Stock (the “Warrants”), to the purchaser under the Purchase Agreement (as defined below), (iii) the shares of Common Stock issuable from time to time upon the conversion of the Preferred Shares (the “Underlying Shares”), and (iv) the shares of Common Stock issuable from time to time upon the exercise of the Warrants (the “Warrant Shares”). The Preferred Shares and the Warrants are to be sold for an aggregate offering price of $30 million pursuant to a Securities Purchase Agreement dated as of August 19, 2009 (the “Purchase Agreement”), by and between the Company and the purchaser thereunder. The Underlying Shares are to be sold from time to time upon conversion of the Preferred Shares, and the Warrant Shares are to be sold from time to time upon exercise of the Warrants.

We are of the opinion that:

1. The Preferred Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Preferred Shares in accordance with the Purchase Agreement, the Registration Statement, the Prospectus, and the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the State of Washington on August 19, 2009 (the “Articles of Amendment”), will be validly issued, fully paid and non-assessable.

2. The Warrants have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for, due execution of and delivery of the Warrants in accordance with the Purchase Agreement, the Registration Statement, and the Prospectus, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3. The Underlying Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon delivery of the Underlying Shares in accordance with the Articles of Amendment, the Registration Statement, and the Prospectus, if issued upon conversion of the Preferred Shares in accordance with the terms of the Articles of Amendment, the Registration Statement, and the Prospectus, will be validly issued, fully paid and non-assessable.

4. The Warrant Shares, upon payment for and delivery of the Warrant Shares in accordance with the Warrants, the Registration Statement, and the Prospectus, if issued upon exercise of the Warrants in accordance with the terms of the Warrants, the Registration Statement, and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Company’s current report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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